Exhibit 10.1.
                                                          Conformed Copy

                    TERMINATION AND CONSULTING AGREEMENT


     This Termination and Consulting Agreement by and among American Stores Company, a Delaware corporation (the "Company"), Albertson's, Inc., a Delaware corporation ("Parent") and Victor L. Lund (the "Executive") is dated as of the second day of August, 1998.

     WHEREAS, the Company, Parent and Abacus Holdings, Inc. ("Sub") have entered into an Agreement and Plan of Merger dated as of the second day of August, 1998 (the "Merger Agreement"), pursuant to which the Company will merge with Sub (the "Merger"), becoming a wholly owned subsidiary of Parent; and

     WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement dated as of December 9, 1997 (the "Employment Agreement") and an Employment Agreement dated as of July 25, 1996, as amended as of December 9, 1997 (the "Change of Control Agreement"), as well as to various award agreements pursuant to the Company's 1997 Stock Option and Stock Award Plan, 1989 Stock Option and Stock Award Plan, 1985 Stock Option and Stock Award Plan and Employee Stock Purchase Plan (the "Stock Award Agreements"), and the Executive is entitled to various benefits under employee benefit plans, programs and policies of the Company (collectively, the "Employee Benefits"), including without limitation the Supplemental Executive Retirement Plan (the "SERP"); and

     WHEREAS, it is acknowledged by the parties hereto that as a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as of the Effective Time (as defined in the Merger Agreement), the Change of Control Agreement shall have become effective and the Executive will have "Good Reason" to terminate his employment pursuant to the Change of Control Agreement; and

     WHEREAS, the Company and Parent have determined that it is in the best interests of their respective shareholders to set forth, and the Executive has agreed to set forth, their mutual agreement as to the rights and entitlements of the Executive under the Employment Agreement, the Change of Control Agreement and the Employee Benefits from and after the Effective Time and to provide for the continuing availability to the Company and Parent of the Executive's services and expertise following the Effective Time, all on the terms and conditions set forth below;

            NOW, THEREFORE, it is hereby agreed as follows:

     1. Termination of Employment. (a) The Executive agrees not to terminate his employment before the day after the Closing Date (as defined in the Merger Agreement). Any termination of the Executive's employment after the Effective Time shall be deemed to be a termination of his employment for "Good Reason" under the Change of Control Agreement, with the result that the Executive shall be entitled to the payments and benefits set forth below in this Section 1. The date of such termination of employment is hereinafter referred to as the "Date of Termination."

     (b) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

          (i) the sum of (1) the Executive's Annual Base Salary (as defined below) through the Effective Time to the extent not theretofore paid, and (2) the product of (x) the higher of (I) the Recent Annual Bonus (as defined below) and (II) the Annual Bonus (as defined below) paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Time, and the denominator of which is 365; and

          (ii) the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

          (iii) the amount of the Executive's Special Long-Range Retirement Plan "(SLRPP") benefit as required by Section VI-B of the Employment Agreement, it being acknowledged that such benefit will become 100% vested upon the consummation of the Merger and that such benefit will be payable in a lump sum in accordance with clause 6. of said Section VI-B.

     (c) For three years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide the Executive and/or the Executive's family with "Welfare Benefits" (as defined below); provided, however, that the benefits provided pursuant to this Section 1(c) shall not duplicate any benefits required by Section 3(e) below.

     (d) To the extent not theretofore paid or provided, or otherwise specified in this Agreement, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including without limitation the SERP, in accordance with the terms thereof.

     2. Stock Awards. The Executive's Stock Awards shall be treated as provided in the Merger Agreement, and in accordance with the terms of the Stock Awards and the plans under which they were granted.

     3. Post-Merger Services. (a) Parent shall cause the Executive to be nominated to its Board of Directors (the "Board") for a term or terms extending until the third annual meeting of Parent following the Effective Time. While the Executive is a member of the Board, he shall serve as Vice Chairman thereof.

     (b) From the Date of Termination through the first anniversary thereof or such shorter period as may be provided pursuant to Section 3(g) or (h) below (the "Consulting Term"), in consideration for the compensation and benefits provided for below, the Executive shall render one thousand hours of service as follows: (i) the Executive shall make himself available to Parent and the Company, at mutually convenient times and places, for such consulting services as may be requested by the Board or the Chief Executive Officer of Parent, in connection with long-range planning, strategic direction, real estate strategy and integration and rationalization matters; and (ii) the Executive shall serve as the industry representative of Parent and the Company to the National Association of Chain Drug Stores and CIES-The Food Business Forum.

     (c) Parent shall pay the Executive a fee (the "Fee") of $70,834 per month, payable monthly in advance, during the Consulting Term. In addition, during the Consulting Term, the Executive shall be entitled to such other perquisites (including expense reimbursement and transportation) as are made available to senior executive officers of the Company in accordance with the Company's policies and practices prevailing as of the date of this Agreement. Without limiting the generality of the foregoing: (i) Parent shall reimburse the Executive for all expenses incurred by him in the performance of services hereunder, within thirty days of receipt by Parent of invoices setting forth a description of the items for which reimbursement is sought together with the cost or fair market value of such items and copies of invoices, receipts, credit card statements and other supporting documentation; (ii) during the Consulting Term, the Company's corporate aircraft N718R shall remain based in Salt Lake City, and shall be available for the use of the Executive and that of Company executives on a basis consistent with the Company's practice on the date of this Agreement; and (iii) when the Executive travels in the course of performing services hereunder, he and Mrs. Lund shall be entitled to use such corporate aircraft or to first-class travel by commercial airliner.

     (d) As of the Date of Termination, the Company shall transfer to the Executive title to the Company-owned vehicle that he currently uses.

     (e) The Company shall purchase medical, dental, vision and prescription drug coverage for the Executive and his spouse, Linda Lund, at least comparable to the coverage under the plans and programs in effect for active employees of the Company in which the Executive participates as of the date hereof. The premiums for such coverage shall be payable by the Company for the lifetime of the Executive and for Mrs. Lund's lifetime. To the extent any such premiums are considered taxable income to the Executive or to Mrs. Lund, the Company shall make a gross-up payment to the Executive or Mrs. Lund, as applicable, to make him or her whole on an after-tax basis. The Executive shall have the opportunity afforded to all terminating employees of the Company to convert, to the extent permitted, any group life or accident coverage to an individual policy or program following the Effective Time.

     (f) From the Date of Termination through October 31, 2012 (or the date of the Executive's death, if earlier), the Company shall (i) pay the Executive $39,000 per year, increased as of each anniversary of the Date of Termination to reflect increases in the Consumer Price Index since the Date of Termination or the last such anniversary, as applicable, in lieu of providing him with an office and related occupancy expenses, as provided for in Section VI-D of the Employment Agreement, and (ii) shall employ, and shall provide the Executive with the full-time services of, Amy Stitt, his current executive assistant or, if Ms. Stitt voluntarily ceases to be an employee of the Company, with (at the Executive's election) the full-time services of another executive secretary of comparable qualifications employed by Parent and loaned to the Executive, or with reimbursement, on a net after-tax basis, of the direct and indirect costs (including without limitation for benefits) incurred by the Executive in hiring another executive secretary to render such services. During her employment with the Company pursuant to the preceding sentence, Ms. Stitt shall receive an annual salary at least equal to $55,000, increased as of each anniversary of the Date of Termination to reflect increases in the Consumer Price Index since the Date of Termination or the last such anniversary, as applicable, or, if greater, as necessary to provide her with increases at least equal, on a percentage basis, to the increases provided to similarly situated executive secretaries of Parent.

     (g) If the Executive should die or become permanently disabled before the first anniversary of the Date of Termination, the Consulting Term shall end on the date of such death or permanent disability, Parent shall pay to the Executive's estate or to the Executive or his legal guardian, as applicable, any portion of the Fee and any expense reimbursements pursuant to Section 3(c) above that remain unpaid, and the provisions of this
Section 3 shall have no further force or effect.

     (h) Parent may terminate the Consulting Term for Cause, in which event the Executive shall not be required to render any further services and no further monthly payments of the Fee shall be made. For purposes of this Agreement, "Cause" shall mean:

               (i) the willful and continued failure of the Executive to perform substantially the Executive's duties under this
                    Section 3 (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Parent which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

               (ii) the willful engaging by the Executive in illegal
                    conduct or gross misconduct which is materially and demonstrably injurious to the Parent or the Company.

For purposes of this Section 3(h), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Parent and the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of Parent or based upon the advice of counsel for Parent or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Parent and the Company. The Consulting Term shall not be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

     (i) The Executive's status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Executive under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Executive shall assume sole responsibility for discharging, and he hereby agrees to indemnify and defend Parent and the Company against, all tax or other obligations associated therewith.

     4. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of Parent and the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies, and all such information, knowledge or data relating to Parent or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's service as a consultant hereunder, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Consulting Term, the Executive shall not, without the prior written consent of Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Parent and those designated by it. In no event shall an asserted violation of the provisions of this Section 4 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     5. Noncompetition. During the Consulting Term and thereafter while he is a member of the Board, without the consent of the Board, the Executive shall not serve as an employee, officer, director (or in any other position of comparable function) of, or consultant to any other business or entity engaged in the retail grocery or drug store business which is in competition with Parent, the Company, or their respective subsidiaries; provided, that the foregoing shall not prevent the Executive from continuing to serve as a member of the Boards of Directors on which he currently serves. In no event shall an asserted violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     6. Indemnification. Parent and the Company agree to indemnify, protect, defend and hold the Executive and his estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), and all losses, liabilities, damages and expenses, including reasonable attorney's fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by the Executive in good faith and, to the best of his knowledge, in a lawful manner.

     7. Certain Additional Payments. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Parent, the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations to Parent, the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Parent or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Parent and the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by Parent or the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Parent, the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Parent or the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Parent exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Parent or the Company to or for the benefit of the Executive.

     (c) The Executive shall notify Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) give Parent any information reasonably requested by
               Parent relating to such claim,

                    (ii) take such action in connection with contesting
               such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Parent,

                    (iii) cooperate with Parent in good faith in order
               effectively to contest such claim, and

                    (iv) permit Parent to participate in any proceedings
               relating to such claim;

provided, however, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; provided, however, that if Parent directs the Executive to pay such claim and sue for a refund, Parent shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by Parent pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Parent's complying with the requirements of Section 7(c)) promptly pay to Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Parent pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8. Parent Guaranty. Parent hereby irrevocably, absolutely and unconditionally guarantees the payment by the Company of all compensation and benefits (the "Payments") that the Company is obligated to provided to the Executive under this Agreement. This obligation of Parent is the primary obligation of Parent, and the Executive may enforce this guarantee against Parent without any prior enforcement of the obligation to make the Payments against the Company.

     9. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

     (a) "Annual Base Salary" shall mean the Executive's annual base salary paid by the Company and its affiliated companies (including any base salary which was earned but deferred), at the highest rate in effect in respect of the twelve-month period immediately preceding the month in which the Effective Time occurs, but in no event less than $850,000.

     (b) "Recent Annual Bonus" shall mean the Executive's target bonus in effect for the year in which the Effective Time occurs under the Company's incentive plans (both annual and long-term), but in no event less than $595,000.

     (c) "Welfare Benefits" shall mean all welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, which such plans, practices, policies and programs provide the Executive with benefits shall be not less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives who remain active employees of Parent, the Company or any of their respective subsidiaries; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

     10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon Parent, the Company and their respective successors and assigns.

     (c) Parent and the Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their respective businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or the Company (as applicable) would be required to perform it if no such succession had taken place. As used in this Agreement, "Parent" and the "Company" shall mean Parent and the Company, respectively, as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to the Executive:
               --------------------

               Victor L. Lund
               P.O. Box 58739
               Salt Lake City, UT 84158


               If to Parent:

               Thomas R. Saldin
               250 Park Center Blvd.
               Boise, Idaho 83726

               If to the Company:
               ------------------

               295 South Main Street
               Salt Lake City, UT 84111

               Attention: General Counsel or Secretary


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) From and after the Date of Termination, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation the Employment Agreement and the Change of Control Agreement.

     (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     (g) This Agreement shall be null and void, ab initio, and of no further effect if the Merger Agreement is terminated before the Effective Time.


     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, Parent and the Company have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                   /s/ Victor L. Lund
                                  ---------------------------------------------
                                                   Victor L. Lund



                                    AMERICAN STORES COMPANY



                                    By  /s/ Kathleen E. McDermott
                                        ---------------------------------------


                                    ALBERTSON'S, INC.



                                    By  /s/ Michael F. Reuling
                                        ---------------------------------------